Exhibit (a)(1)(D)

Offer to Purchase for Cash
All Units of Limited Partnership Interests
of
Refco Public Commodity Pool, L.P.
by
RCP TenderCo LLC
at a Cash Purchase Price of
$120.00 Net Per Unit

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, JULY 20, 2010, UNLESS THE OFFER IS EXTENDED.

June 21, 2010

To Our Clients:

Enclosed for your consideration is an Offer to Purchase, dated June 21, 2010 (the “Offer to Purchase”), and the related Agreement to Transfer and Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) relating to the Offer by RCP TenderCo LLC, a Delaware limited liability company (“Purchaser”), to purchase for cash ALL outstanding Class 1 units (including Class 1-O units) and Class 2 units (together, the “Units”), of Refco Public Commodity Pool, L.P., a Delaware limited partnership (the “Partnership”), at a purchase price of $120.00 per Unit, net to the seller in cash (subject to applicable withholding taxes), without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase. Purchaser will pay a pro-rated amount for fractional Units, rounded to the nearest $0.01.

We are the holder of record of Units held by us for your account. A tender of such Units can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used to tender Units held by us for your account.

Accordingly, we request your instructions as to whether you wish to tender on your behalf any of or all of the Units held by us for your account upon the terms and subject to the conditions set forth in the Offer.

Your attention is directed to the following:

1.      The Offer price is $120.00 per Unit, pro-rated for fractional Units, net to the seller in cash (subject to applicable withholding taxes), without interest thereon.

2.      The Offer is being made for ALL outstanding Class 1 Units (including Class 1-O Units) and Class 2 Units.

3.      The Offer and withdrawal rights expire at 5:00 P.M., New York City time, on Tuesday, July 20, 2010, unless extended.

4.      The Offer is subject to a variety of conditions as more fully described in Section 14 of the Offer to Purchase.

5.      Except as provided in Instruction 5 to the Letter of Transmittal, any stock transfer taxes applicable to a sale of Units to Purchaser pursuant to the Offer will be borne by Purchaser. U.S. federal income tax may be withheld at the applicable backup withholding rate, unless the required taxpayer identification information is provided and certain certification requirements are met, or unless an exemption is established. See the Letter of Transmittal.

The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal, and is being made to all limited partners of the Partnership (the “Unit Holders”). Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Units in connection therewith would not be in compliance with the valid laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with an applicable valid law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the Unit Holders residing in such jurisdiction. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Payment for Units accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by D.F. King & Co., Inc., as tender agent, of the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other documents required by the Letter of Transmittal.

If you wish to have us tender any of or all of the Units held by us for your account, please so instruct us by completing, executing and returning to us the instruction form set forth on the reverse side of this letter. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Units, all such Units will be tendered unless otherwise specified in such instruction form. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US AS SOON AS POSSIBLE SO THAT WE WILL HAVE AMPLE TIME TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

INSTRUCTIONS WITH RESPECT TO THE

Offer to Purchase for Cash
All Units of Limited Partnership Interests
of
Refco Public Commodity Pool, L.P.
by
RCP TenderCo LLC
at a Cash Purchase Price of
$120.00 Net Per Unit

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, JULY 20, 2010, UNLESS THE OFFER IS EXTENDED.

The undersigned acknowledge(s) receipt of your letter, the enclosed Offer to Purchase, dated June 21, 2010, and the related Agreement to Transfer and Letter of Transmittal, in connection with the offer by RCP TenderCo LLC, a Delaware limited liability company, to purchase for cash ALL outstanding Class 1 units (including Class 1-O units) and Class 2 units (collectively, the “Units”), of Refco Public Commodity Pool, L.P., a Delaware limited partnership, at a purchase price of $120.00 per Unit, pro-rated for fractional Units, net to the seller in cash (subject to applicable withholding taxes), without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Agreement to Transfer and Letter of Transmittal.

This will instruct you to tender the class(es) and number of Units indicated below (or, if no class or number is indicated below, all Units) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in such Offer to Purchase and related Agreement to Transfer and Letter of Transmittal.

Number of Units to be tendered:	Dated: __________, 2010
Class 1:
Class 1-O
Class 2:

I (we) understand that if I (we) sign this instruction form without indicating a lesser number of Units in the space above, all Units held by you for my (our) account will be tendered.

Signature(s)

Print Name(s)

Title(s) (If Signing in a Fiduciary or Representative Capacity)

Print Address(es)

Area Code and Telephone Number

Tax ID or Social Security Number(s)